Exhibit 99.1

Medidata Solutions Reports Record Third Quarter 2010 Results

Net revenue increased 17% year over year

Application services revenue increased 33% year over year

Gross and non-GAAP operating margins increased to 68% and 25%, respectively

GAAP diluted earnings per share (EPS) increased 233% year over year

Provides fourth quarter guidance and raises full year profitability outlook for 2010

NEW YORK--(BUSINESS WIRE)--November 9, 2010--Medidata Solutions (NASDAQ: MDSO), a leading global provider of SaaS-based clinical technology solutions that enhance the efficiency of clinical development, today announced its financial results for the third quarter 2010 and provided financial guidance for the fourth quarter and full year 2010.

“Customer focus and good execution led to another outstanding quarter for Medidata, highlighted by strong revenue growth and record profitability,” said Tarek Sherif, chairman and chief executive officer of Medidata. “By continuing to realize our vision of bringing new efficiencies to resource-intensive clinical research processes, we generated another quarter of strong customer demand. Medidata’s business model of providing Software-as-a-Service tools, matched with the highest quality professional services, is generating industry-leading gross margins, while significant operating leverage is resulting in excellent earnings growth.”

Business Highlights

  Medidata reported strong growth in revenues and profitability in third quarter 2010, driven by direct and CRO channel sales. In addition to demand from new customers, execution of Medidata’s product and operational strategy resulted in new product sales to existing customers as well as a strong level of renewals.
  Medidata added 13 new customers this quarter, for a total of 204. A record 47 new customers in the first nine months of 2010 signals continuing market momentum and is twice the new customer count for the first nine months of 2009. Growth was particularly strong in the mid-market, coming from all geographies, including ARIAD Pharmaceuticals, Inc., BioCryst Pharmaceuticals, Inc., Rho, Inc., Sangart, Inc. and Wright Medical Group, Inc. Additionally, two new divisions of existing customers signed contracts.
  Contributing to the results were renewals by three subscription customers of Medidata Rave®, as well as additional business from 35 other current customers. Several customers added new products to existing contracts, with sales of Medidata Grants Manager® and Medidata Designer®.
  Medidata continued to execute on its product strategy of providing innovative solutions that expand efficiencies in clinical development. Significant products and enhancements launched in third quarter 2010 included new versions of the EDC/CDMS platform Medidata Rave, randomization and clinical supply solution Medidata Balance™, clinical portal iMedidata™ and trial planning and management solution Medidata Grants Manager.
  The contract research organization (CRO) channel continued to be a major contributor to Medidata’s results. Strong bookings, new partners serving key markets and additional investment by existing channel partners all contributed. New partners in the Medidata ASPire to Win® partner program added to the company’s global footprint in key regions and included Korean partner MediCROstar and full-service CRO Rho, Inc. Several existing CRO partners reached new accreditation levels, including PharmaNet, Novotech and InVentiv.
  Medidata Developer Central, which provides support for a growing number of software providers who are developing integrations with Medidata Rave, continued to expand this quarter, now totaling 87 companies. Developer Central provides an online community of resources to support integration efforts through the Rave Web Services Application Programming Interface (API) to create a seamless clinical research environment for research sponsors.
  Medidata was ranked number 141 on Technology Fast 500™, Deloitte’s ranking of 500 of the fastest growing technology, media, telecommunications, life sciences and clean technology companies in North America. Rankings are based on percentage of fiscal year revenue growth during the period from 2005–2009, when Medidata Solutions grew 740 percent.

Financial Highlights

Net revenues for the third quarter of 2010 were $41.1 million, an increase of $5.9 million, or 17%, compared with $35.2 million in the third quarter of 2009. The increase in revenues was due to an $8.6 million, or 33%, increase in revenues from application services, partially offset by a decline in revenues from professional services, which continues to represent a smaller portion of the company’s total revenue. Medidata’s changing business mix reflects the company’s strategy to lower the total cost of ownership for its clients by reducing the total amount of follow-on professional services they incur.

Gross margins in the third quarter of 2010 were 68%, an increase of 3 percentage points over gross margins of 65% a year ago. Medidata’s margin expansion continues to be fueled by the accelerating market acceptance of Medidata’s product and professional services strategy, as well as its focus on effectively managing its cost of revenues.

“Medidata’s market execution and operating leverage continue to drive our financial performance. Our applications services revenue growth and margin expansion compare favorably to SaaS peers, and there is further opportunity for us to scale profitably going forward,” noted Bruce Dalziel, Medidata’s chief financial officer.

Income before taxes increased to $6.1 million in the third quarter of 2010, compared with $1.8 million in the third quarter of 2009.

Non-GAAP operating income* for the third quarter of 2010 increased 49% to $10.1 million, compared with $6.8 million in the third quarter of 2009. GAAP operating income for the quarter increased 131% to $6.1 million, compared with $2.6 million a year ago.

Non-GAAP net income for the third quarter of 2010 increased 96% to $6.9 million, or $0.29 per diluted share, compared with $3.5 million, or $0.15 per diluted share, in the third quarter of 2009. This compares with previous non-GAAP net income guidance of between $3.5 and $4.5 million, which excludes any tax impact on stock-based compensation and amortization. Including the tax impact on stock-based compensation and amortization at a 30% effective tax rate, adjusted non-GAAP net income for the third quarter of 2010 increased 82% to $6.4 million, or $0.27 per diluted share, compared with $3.5 million, or $0.15 per diluted share, in 2009.

GAAP net income for the quarter increased 201% to $4.7 million, or $0.20 per diluted share, compared with $1.6 million, or $0.06 per diluted share, in the third quarter of 2009.

Income tax expense increased $1.2 million to $1.5 million in the third quarter of 2010 from $0.2 million in the comparable period. The increase was primarily driven by domestic income tax incurred in 2010.

Total cash, cash equivalents and marketable securities were $89 million at the end of the third quarter, an increase of $3 million from the second quarter and compares to $89 million at the end of the fourth quarter 2009. Year-to-date cash flow was primarily impacted by a decrease in deferred revenue due to changing customer payment terms consistent with our evolution as a Software-as-a-Service provider.

Financial Outlook

For the full year 2010, the company expects revenues to be between $162 and $163 million. Non-GAAP operating income is now expected to be between $35 and $36 million, compared to previous guidance of between $31 and $33 million. Based on current estimates, this would equate to GAAP operating income between $19.5 and $20.5 million. Non-GAAP net income is now expected to be between $21 and $22 million, compared to previous guidance of between $17.5 and $19.5 million. Based on current estimates, this would equate to GAAP net income between $13.5 and $14.5 million. The company now expects adjusted non-GAAP net income, which includes the tax impact on stock-based compensation and amortization at a 30% effective tax rate, to be between $19 and $20 million, compared to previous guidance of between $15 and $17 million.

The company will be providing both non-GAAP net income and adjusted non-GAAP net income for the balance of the year for convenience in comparing its operating performance over time.

Total remaining backlog for 2010 was $41 million at the end of the third quarter. Remaining year backlog represents the amount of contractual revenue already booked, which is expected to be recognized during the remainder of the year.

For the fourth quarter of 2010, the company expects revenues to be between $43 and $44 million. The company expects non-GAAP operating income to be between $10 and $11 million. Based on current estimates this would equate to GAAP operating income of $6 and $7 million. Non-GAAP net income is expected to be between $6 and $7 million. Adjusted non-GAAP net income, which includes the tax impact on stock-based compensation and amortization at a 30% effective tax rate, is expected to be between $5.5 and $6.5 million. Based on current estimates, this would equate to GAAP net income of between $4 and $5 million.

While changes in the stock price could change the fully diluted share count, the company is assuming 24.1 and 23.9 million fully diluted shares in the fourth quarter and full year, respectively.

Mr. Sherif concluded, “We ended the first nine months of 2010 in a strong market position, having delivered exceptional financial results. Our focus on product innovation, customer and partner enablement and our ability to articulate an overall vision of helping customers improve productivity throughout the clinical development process is driving our continued success. We are excited about the solutions we are bringing to market and are enthusiastic about our opportunities and prospects.”

Conference Call

The company plans to host its investor conference call today at 5:00 p.m. Eastern Time to discuss its financial results for the third quarter and its outlook for the fourth quarter and full year 2010. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Tuesday, November 23, 2010 by dialing 800-642-1687 domestically or 706-645-9291 internationally, with the passcode 18376284. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata Solutions Worldwide

Medidata Solutions (www.mdsol.com) is a leading global provider of SaaS-based clinical development solutions that enhance the efficiency of customers’ clinical trials. For over 10 years, Medidata has consistently brought next-generation innovation to the life science industry to lower the total cost of clinical development through informed trial design, planning and management, optimized clinical processes and platform interoperability. Medidata’s advanced solutions address key functions throughout the clinical development process including protocol development (Medidata Designer®), trial planning and management (Medidata Grants Manager®, Medidata CRO Contractor®), user and learning management (iMedidata™), randomization and trial supply management (Medidata Balance™), monitoring (Medidata Rave Monitor, Medidata Rave Targeted SDV), Serious Adverse Events capture (Medidata Rave Safety Gateway) and clinical data capture, management and reporting (Medidata Rave®). Our diverse customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our Web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata's public filings with the Securities and Exchange Commission including, the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2009. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

*Non-GAAP Financial Information

Medidata provides Non-GAAP operating income, net income, adjusted net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of purchased intangible assets and acquisition-related charges and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense. There was no material tax benefit to stock based compensation and amortization prior to December 2009 when calculating non-GAAP net income because the company’s net operating loss carry-forwards were available to fully offset its taxable income. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions and stock-based compensation expense. Management uses these Non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation and amortization (tax and non tax affected) and non-cash, share-based compensation charges and management believes, based on discussions with investors, that these Non-GAAP measures enhance investor’s ability to assess Medidata’s historical and project future financial performance. While management believes these Non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of Non-GAAP financial measures. One limitation of Non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the Non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these Non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues
Application services	$34,522	$25,957	$96,414	$74,145
Professional services	6,580	9,260	22,643	28,702
Total revenues	41,102	35,217	119,057	102,847

Cost of revenues
Application services	6,738	6,006	19,132	17,521
Professional services	6,470	6,458	19,471	19,910
Total cost of revenues	13,208	12,464	38,603	37,431

Gross profit	27,894	22,753	80,454	65,416

Operating costs and expenses:
Research and development	6,450	5,608	19,464	16,894
Sales and marketing	7,493	6,709	22,913	20,167
General and administrative	7,905	7,814	24,679	22,672

Total operating costs and expenses	21,848	20,131	67,056	59,733

Operating income	6,046	2,622	13,398	5,683

Interest and other income (expense):
Interest expense	(48)	(908)	(195)	(1,747)
Interest income	95	10	288	73
Other income (expense), net	25	44	158	36

Total interest and other income (expense), net	72	(854)	251	(1,638)

Income before income taxes	6,118	1,768	13,649	4,045

Provision for income taxes	1,454	219	4,156	602

Net income	$4,664	$1,549	$9,493	$3,443

Earnings per share:
Basic	$0.20	$0.07	$0.41	$0.26
Diluted	$0.20	$0.06	$0.40	$0.17

Weighted average common shares outstanding:
Basic	23,019	22,364	22,878	12,318
Diluted	23,856	23,846	23,738	19,693

MEDIDATA SOLUTIONS, INC.

Reconciliation of GAAP Operating Income and GAAP Net Income to Non-GAAP Operating Income, Non-GAAP Net Income and Adjusted Non-GAAP Net Income (unaudited) (Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Operating income:
GAAP operating income	$6,046	$2,622	$13,398	$5,683
GAAP operating margins	14.8%	7.4%	11.3%	5.6%

Depreciation and amortization	2,234	2,669	7,045	7,810
Stock-based compensation	1,847	1,505	4,655	3,428

Non-GAAP operating income	$10,127	$6,796	$25,098	$16,921
Non-GAAP operating margins	24.6%	19.3%	21.1%	16.5%

Net income:
GAAP net income	$4,664	$1,549	$9,493	$3,443

Stock-based compensation	1,847	1,505	4,655	3,428
Amortization	365	457	1,095	1,370

Non-GAAP net income	6,876	3,511	15,243	8,241

Tax impact on stock-based
compensation and amortization (1)	(487)	-	(1,725)	-

Adjusted non-GAAP net income	$6,389	$3,511	$13,518	$8,241

GAAP basic earnings per share	$0.20	$0.07	$0.41	$0.26
GAAP diluted earnings per share	$0.20	$0.06	$0.40	$0.17

Non-GAAP basic earnings per share	$0.30	$0.16	$0.67	$0.65
Non-GAAP diluted earnings per share	$0.29	$0.15	$0.64	$0.42

Adjusted non-GAAP basic earnings per share	$0.28	$0.16	$0.59	$0.65
Adjusted non-GAAP diluted earnings per share	$0.27	$0.15	$0.57	$0.42

(1) The three months ended September 30, 2010 reflects the impact of our revised estimated annual effective tax rate from 35% to 30%.

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income and net income per share applicable to common stockholders for the three months and nine months ended September 30, 2010 and 2009. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions and stock-based compensation expense. Non-GAAP net income excludes the impact of amortization of intangible assets associated with acquisitions and stock-based compensation expense. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions and stock-based compensation expense.

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except per share data)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$18,425	$39,449
Marketable securities	70,647	36,566
Accounts receivable, net of allowance for doubtful accounts of $305 and $197, respectively	21,868	18,887
Prepaid commission expense	2,846	3,045
Prepaid expenses and other current assets	5,957	3,566
Deferred income taxes	139	139

Total current assets	119,882	101,652

Restricted cash	532	532
Marketable securities - long-term	-	13,072
Furniture, fixtures and equipment, net	11,288	12,960
Goodwill	9,799	9,799
Intangible assets, net	3,309	4,404
Other assets	1,167	990

Total assets	$145,977	$143,409

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,884	$3,073
Accrued payroll and other compensation	9,202	10,837
Accrued expenses and other	6,554	7,543
Deferred revenue	72,632	69,842
Capital lease obligations	956	2,735

Total current liabilities	91,228	94,030

Noncurrent liabilities:
Deferred revenue, less current portion	17,763	27,868
Capital lease obligations, less current portion	175	781
Other long-term liabilities	813	498

Total noncurrent liabilities	18,751	29,147

Total liabilities	109,979	123,177

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued and outstanding
	-	-
Common stock, par value $0.01 per share; 100,000 shares authorized, 23,835 and 22,900 shares issued; 23,797 and 22,895 shares outstanding, respectively
	238	229
Additional paid-in capital	120,150	113,674
Treasury stock, 38 and 5 shares, respectively	(474)	(69)
Accumulated other comprehensive loss	(53)	(246)
Accumulated deficit	(83,863)	(93,356)

Total stockholders’ equity	35,998	20,232

Total liabilities and stockholders' equity	$145,977	$143,409

MEDIDATA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)
	Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities:
Net income	$9,493	$3,443
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,045	7,810
Stock-based compensation	4,655	3,428
Amortization of discounts or premiums on marketable securities	887	-
Excess tax benefit associated with equity awards	(827)	-
Deferred income taxes	44	42
Amortization of debt issuance costs	42	420
Changes in operating assets and liabilities:
Accounts receivable	(2,981)	5,632
Prepaid commission expense	199	60
Prepaid expenses and other current assets	(2,391)	(212)
Other assets	2	(54)
Accounts payable	(57)	(885)
Accrued payroll and other compensation	(1,635)	766
Accrued expenses and other	153	632
Deferred revenue	(7,315)	2,618
Other long-term liabilities	71	7

Net cash provided by operating activities	7,385	23,707

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(5,609)	(3,442)
Purchases of available-for-sale marketable securities	(65,169)	-
Proceeds from sale of available-for-sale securities	43,363	-
Decrease in restricted cash	-	13

Net cash used in investing activities	(27,415)	(3,429)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,003	20
Excess tax benefit associated with equity awards	827	-
Repayment of obligations under capital leases	(2,385)	(3,658)
Acquisition of treasury stock	(405)	-
Payment of debt issuance costs	(21)	-
Proceeds from initial public offering, net of underwriting discounts and commissions	-	82,026
Payment of costs associated with initial public offering	-	(4,288)
Payment of preferred stock accumulated accrued dividends	-	(2,282)
Repayment of debt obligation	-	(15,000)

Net cash (used in) provided by financing activities	(981)	56,818

Net (decrease) increase in cash and cash equivalents	(21,011)	77,096

Effect of exchange rate changes on cash and cash equivalents	(13)	20

Cash and cash equivalents — Beginning of period	39,449	9,784

Cash and cash equivalents — End of period	$18,425	$86,900

CONTACT:
Investor Contact:
Medidata Solutions
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media Contact:
Lois Paul & Partners
Susan McCarron, 781-782-5767
susan_mccarron@lpp.com